Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER REPORTS FIRST QUARTER 2015 RESULTS

•	Reports quarterly revenue of $1.7 billion, a decrease of 5% from the prior year

•	Achieves quarterly diluted earnings per share from continuing operations of $0.72, including restructuring charges of $0.10

•	Expects full year diluted earnings per share from continuing operations to be in the range of $4.20 to $4.40

Downers Grove, Illinois, April 21, 2015 — Dover (NYSE: DOV) announced today that for the first quarter ended March 31, 2015, revenue was $1.7 billion, a decrease of 5% from the prior year. The decrease in revenue was driven by an organic revenue decline of 6% and a 4% unfavorable impact from foreign exchange, offset in part by 5% growth from acquisitions. Earnings from continuing operations were $117.2 million, a decrease of 31% as compared to $170.0 million for the prior year period. Diluted earnings per share ("EPS") for the first quarter ended March 31, 2015 was $0.72, compared to $0.99 EPS in the prior year period, representing a decrease of 27%. Excluding discrete tax benefits recognized in the prior year period, EPS from continuing operations for the first quarter of 2015 decreased 26% from an adjusted EPS of $0.97 in the prior year period.

Commenting on the first quarter results, Dover's President and Chief Executive Officer, Robert A. Livingston, said, "Our businesses continued to perform well against the backdrop of significant headwinds in our energy-related markets, as well as the ongoing FX impact of the strengthening US dollar and slower than expected activity in our core refrigeration case and systems markets. To better align our costs with anticipated demand, we incurred $24 million in restructuring charges in the quarter, primarily in Energy. These restructuring actions were in addition to $37 million in charges incurred in the fourth quarter of 2014. We expect to pursue additional cost reduction actions as we move through the year."

“As we deal with these headwinds we will remain focused on growth investments, as well as investment in productivity initiatives, including supply chain optimization and shared infrastructure. I am confident the combination of these actions positions us well to continue our long-term track record of strong performance.”

"Looking forward, we are re-affirming our recently updated 2015 guidance. We expect full-year revenue to decline 4% to 6%. Within our revenue forecast, organic growth is anticipated to decline 2% to 4%, completed acquisitions will provide approximately 2% growth, and FX is expected to be a 4% headwind. In total, full year adjusted EPS is expected to be in the range of $4.20 to $4.40, inclusive of $0.15 to $0.18 of restructuring charges.”

Net earnings for the quarter ended March 31, 2015, were $209.5 million, or $1.28 EPS, which included earnings from discontinued operations of $92.3 million, or $0.57 EPS, compared to net earnings of $160.1 million, or $0.93 EPS, for the same period of 2014, which included a loss from discontinued operations of $9.9 million, or $0.06 EPS. First quarter 2015 earnings from discontinued operations included a gain of $87.4 million, or $0.53 EPS, resulting from the disposition of a business held for sale.

Dover will host a webcast of its first quarter 2015 conference call at 10:00 A.M. Eastern Time (9:00 A.M. Central Time) on Tuesday, April 21, 2015. The webcast can be accessed on the Dover website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s first quarter results and its operating segments can also be found on the Company’s website.

About Dover:

Dover is a diversified global manufacturer with annual revenues approaching $7.5 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve.  Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible.  Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Forward-Looking Statements:

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, changes in operations, industries in which Dover businesses operate, anticipated market conditions and our positioning, global economies, and operating improvements. Forward-looking statements may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “suggests,” “will,” “plans,” “should,” “would,” “could,” and “forecast”, or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, oil and natural gas demand, production growth, and prices; changes in exploration and production spending by Dover’s customers and changes in the level of oil and natural gas exploration and development; economic conditions generally and changes in economic conditions globally and in markets served by Dover businesses, including well activity and U.S. industrials activity; Dover's ability to achieve expected savings from integration and other cost-control initiatives, such as lean and productivity programs as well as efforts to reduce sourcing input costs; the impact of interest rate and currency exchange rate fluctuations; the ability of Dover's businesses to expand into new geographic markets; Dover's ability to identify and successfully consummate value-adding acquisition opportunities or planned divestitures; changes in customer demand or the impact of loss of a significant customer, or loss or non-renewal of significant contracts; the ability of Dover's businesses to develop and launch new products, timing of such launches and risks relating to market acceptance by customers; the relative mix of products and services which impacts margins and operating efficiencies; increased competition and pricing pressures; the impact of loss of a single-source manufacturing facility; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes or developments, including environmental regulations, conflict minerals disclosure requirements, and tax policies; protection and validity of patent and other intellectual property rights; the impact of legal matters and legal compliance risks; conditions and events affecting domestic and global financial and capital markets; and a downgrade in Dover's credit ratings which, among other matters, could make obtaining financing more difficult and costly. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained herein. Dover undertakes no obligation to update any forward-looking statement, except as required by law.

INVESTOR SUPPLEMENT - FIRST QUARTER 2015

DOVER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue	$1,715,501	$1,802,570
Cost of goods and services	1,088,342	1,094,710
Gross profit	627,159	707,860
Selling and administrative expenses	434,634	433,404
Operating earnings	192,525	274,456
Interest expense, net	32,037	32,655
Other (income) expense, net	(4,187)	191
Earnings before provision for income taxes and discontinued operations	164,675	241,610
Provision for income taxes	47,485	71,569
Earnings from continuing operations	117,190	170,041
Earnings (loss) from discontinued operations, net	92,320	(9,903)
Net earnings	$209,510	$160,138

Basic earnings per common share:
Earnings from continuing operations	$0.72	$1.00
Earnings (loss) from discontinued operations, net	0.57	(0.06)
Net earnings	1.30	0.94

Weighted average shares outstanding	161,650	169,750

Diluted earnings per common share:
Earnings from continuing operations	$0.72	$0.99
Earnings (loss) from discontinued operations, net	0.57	(0.06)
Net earnings	1.28	0.93

Weighted average shares outstanding	163,323	172,013

Dividends paid per common share	$0.40	$0.375

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2015	2014
	Q1	Q1	Q2	Q3	Q4	FY 2014
REVENUE
Energy	$430,423	$478,773	$481,016	$507,334	$550,116	$2,017,239

Engineered Systems
Printing & Identification	230,181	231,679	252,354	257,282	247,569	988,884
Industrials	343,015	335,995	361,467	355,019	344,600	1,397,081
	573,196	567,674	613,821	612,301	592,169	2,385,965

Fluids	340,236	345,009	346,275	361,797	377,485	1,430,566

Refrigeration & Food Equipment	372,097	411,493	522,357	528,807	458,532	1,921,189

Intra-segment eliminations	(451)	(379)	(833)	(664)	(355)	(2,231)
Total consolidated revenue	$1,715,501	$1,802,570	$1,962,636	$2,009,575	$1,977,947	$7,752,728

NET EARNINGS
Segment Earnings:
Energy	$52,305	$118,968	$114,991	$122,738	$105,118	$461,815
Engineered Systems	88,149	83,227	101,766	108,800	93,205	386,998
Fluids	54,634	57,942	63,112	67,559	63,026	251,639
Refrigeration & Food Equipment	36,150	44,862	84,926	78,012	30,934	238,734
Total Segments	231,238	304,999	364,795	377,109	292,283	1,339,186
Corporate expense / other	34,526	30,734	29,287	27,815	29,964	117,800
Net interest expense	32,037	32,655	31,961	31,231	31,332	127,179
Earnings from continuing operations before provision for income taxes	164,675	241,610	303,547	318,063	230,987	1,094,207
Provision for income taxes	47,485	71,569	92,966	92,380	59,152	316,067
Earnings from continuing operations	117,190	170,041	210,581	225,683	171,835	778,140
Earnings (loss) from discontinued operations, net	92,320	(9,903)	3,378	6,161	(2,541)	(2,905)
Net earnings	$209,510	$160,138	$213,959	$231,844	$169,294	$775,235

SEGMENT OPERATING MARGIN
Energy	12.2%	24.8%	23.9%	24.2%	19.1%	22.9%
Engineered Systems	15.4%	14.7%	16.6%	17.8%	15.7%	16.2%
Fluids	16.1%	16.8%	18.2%	18.7%	16.7%	17.6%
Refrigeration & Food Equipment	9.7%	10.9%	16.3%	14.8%	6.7%	12.4%
Total Segment	13.5%	16.9%	18.6%	18.8%	14.8%	17.3%

DEPRECIATION AND AMORTIZATION EXPENSE
Energy	$34,427	$25,575	$25,807	$27,145	$33,429	$111,956
Engineered Systems	14,526	15,850	15,982	15,334	14,780	61,946
Fluids	13,848	16,366	15,308	14,019	15,210	60,903
Refrigeration & Food Equipment	16,458	17,212	17,451	17,073	16,965	68,701
Corporate	923	870	1,000	910	902	3,682
	$80,182	$75,873	$75,548	$74,481	$81,286	$307,188

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(continued)
(unaudited)(in thousands)

	2015	2014
	Q1	Q1	Q2	Q3	Q4	FY 2014
BOOKINGS
Energy	$416,628	$478,469	$477,162	$526,134	$534,646	$2,016,411

Engineered Systems
Printing & Identification	235,636	250,434	245,445	249,299	248,082	993,260
Industrials	337,070	370,949	363,773	342,687	374,438	1,451,847
Eliminations	(19)	(18)	(16)	(11)	(11)	(56)
	572,687	621,365	609,202	591,975	622,509	2,445,051

Fluids	339,310	362,943	375,009	350,853	345,553	1,434,358

Refrigeration & Food Equipment	419,659	493,731	542,810	459,099	367,567	1,863,207

Intra-segment eliminations	(628)	(506)	(1,089)	(737)	(644)	(2,976)

Total consolidated bookings	$1,747,656	$1,956,002	$2,003,094	$1,927,324	$1,869,631	$7,756,051

BACKLOG
Energy	$212,060	$210,846	$206,415	$232,739	$233,347

Engineered Systems
Printing & Identification	108,151	131,298	128,912	115,352	110,359
Industrials	276,598	266,517	268,680	254,612	282,598
	384,749	397,815	397,592	369,964	392,957

Fluids	259,504	328,617	348,508	323,424	277,834

Refrigeration & Food Equipment	337,084	431,298	450,065	376,141	282,507

Intra-segment eliminations	(595)	(374)	(211)	(302)	(431)

Total consolidated backlog	$1,192,802	$1,368,202	$1,402,369	$1,301,966	$1,186,214

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data*)

	2015	2014
	Q1	Q1	Q2	Q3	Q4	FY 2014
Basic earnings (loss) per common share:
Continuing operations	$0.72	$1.00	$1.26	$1.36	$1.04	$4.67
Discontinued operations	0.57	(0.06)	0.02	0.04	(0.02)	(0.02)
Net earnings	1.30	0.94	1.29	1.40	1.03	4.65

Diluted earnings (loss) per common share:
Continuing operations	$0.72	$0.99	$1.25	$1.34	$1.03	$4.61
Discontinued operations	0.57	(0.06)	0.02	0.04	(0.02)	(0.02)
Net earnings	1.28	0.93	1.27	1.38	1.02	4.59

Adjusted diluted earnings per common share (calculated below):
Continuing operations	$0.72	$0.97	$1.25	$1.31	$1.01	$4.54

Net earnings (loss) and average shares used in calculated earnings (loss) per share amounts are as follows:

Net earnings (loss):
Continuing operations	$117,190	$170,041	$210,581	$225,683	$171,835	$778,140
Discontinued operations	92,320	(9,903)	3,378	6,161	(2,541)	(2,905)
Net earnings	209,510	160,138	213,959	231,844	169,294	775,235

Average shares outstanding:
Basic	161,650	169,750	166,474	166,021	164,589	166,692
Diluted	163,323	172,013	168,857	168,343	166,467	168,842

Note:
Earnings from continuing operations are adjusted by discrete tax items and other one-time gains to derive adjusted earnings from continuing operations and adjusted diluted earnings per common share as follows:

	2015	2014
	Q1	Q1	Q2	Q3	Q4	FY 2014
Adjusted earnings from continuing operations:
Earnings from continuing operations	$117,190	$170,041	$210,581	$225,683	$171,835	$778,140
Gains (losses) from discrete and other tax items	—	2,541	(635)	5,524	3,860	11,290
Adjusted earnings from continuing operations	$117,190	$167,500	$211,216	$220,159	$167,975	$766,850

Adjusted diluted earnings per common share:
Earnings from continuing operations	$0.72	$0.99	$1.25	$1.34	$1.03	$4.61
Gains (losses) from discrete and other tax items	—	0.01	—	0.03	0.02	0.07
Adjusted earnings from continuing operations	$0.72	$0.97	$1.25	$1.31	$1.01	$4.54

* Per share data may not add due to rounding.

DOVER CORPORATION
QUARTERLY FREE CASH FLOW
(unaudited)(in thousands)

	2015	2014
	Q1	Q1	Q2	Q3	Q4	FY 2014
Cash flow from operating activities	$131,332	$28,361	$185,013	$292,012	$444,778	$950,164
Less: Additions to property, plant and equipment	(27,956)	(32,695)	(42,550)	(33,532)	(57,256)	(166,033)
Free cash flow	$103,376	$(4,334)	$142,463	$258,480	$387,522	$784,131

Free cash flow as a percentage of earnings from continuing operations	88.2%	(2.5)%	67.7%	114.5%	225.5%	100.8%

Free cash flow as a percentage of revenue	6.0%	(0.2)%	7.3%	12.9%	19.6%	10.1%